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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                      DECEMBER 27, 2005 (DECEMBER 23, 2005)

                                MICROISLET, INC.

               (Exact Name of Registrant as Specified in Charter)

            Nevada                                         88-0408274
  ---------------------------                     ---------------------------
(State or Other Jurisdiction of                (IRS Employer Identification No.)
        Incorporation)

                                    001-32202
                            ------------------------
                            (Commission File Number)


        6370 Nancy Ridge Drive, Suite 112                             92121
              San Diego, California                                ----------
       -----------------------------------                          Zip Code
    (Address of Principal Executive Offices)

                                 (858) 657-0287
                 -----------------------------------------------
              (Registrant's telephone number, including area code)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 23, 2005, we entered into a Securities Purchase Agreement with selected accredited investors pursuant to which we agreed to issue and sell 2,285,000 shares of our common stock at a purchase price of $1.50 per share. The financing is expected to close on or about December 27, 2005. In connection with this financing, we expect to issue warrants to each investor, which are exercisable for an aggregate of 1,142,500 shares of common stock at an exercise price of $1.65 per share. These warrants will be exercisable from the sixth month anniversary of the closing date until the five year anniversary of the closing date.

We offered and expect to sell the shares and warrants without registration under the Securities Act of 1933 to a limited number of new and existing institutional and other accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder. The shares and warrants may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend will be placed on the shares and the warrants issued, and will be placed on the shares issuable upon exercise of the warrants, unless registered under the Securities Act prior to issuance.

In connection with this financing, we have agreed to prepare and file, within 30 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing as well as the shares of common stock issuable upon the exercise of the warrants. If we fail to have the registration statement declared effective within 90 days following the date of the issuance of the securities (or 120 days following the date of issuance, if we are informed by the staff of the Securities and Exchange Commission that it will review the registration statement), or the purchasers are otherwise unable to re-sell their shares purchased in the financing or upon exercise of their warrants, we will be obligated to pay liquidated damages to the purchasers in the amount of 1% per month (accruing daily). We will be permitted to pay any such liquidated damages in cash or in shares of our common stock at our election.

The Securities Purchase Agreement, the Registration Rights Agreement, the form of Warrant and the related press release of the Company describing the private placement financing, are filed as Exhibits 99.1, 99.2, 99.3 and 99.4, respectively, and are incorporated herein by reference. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibits.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This portion of the report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.


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ITEM 1.02.  TERMINATION OF MATERIAL DEFINITIVE AGREEMENT.

In April 2003, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, under which Fusion Capital agreed, subject to certain conditions, to purchase on each trading day during the term of the agreement $20,000 of our common stock up to an aggregate of $12.0 million. The common stock purchase agreement was amended in May 2004 to, among other things, revise the daily purchase amount and give us the option to increase the aggregate amount that may be purchased under the agreement to $24 million and extend the term of the agreement.

On December 23, 2005, we provided written notice to Fusion Capital that we had elected to terminate the common stock purchase agreement. As a result, the agreement terminated pursuant to its terms on December 27, 2005. We incurred no early termination penalties or other material costs associated with such termination.

ITEM 3.02.  UNREGISTERED SALES OF EQUITY SECURITIES.

On December 23, 2005, we entered into a Securities Purchase Agreement to issue and sell 2,285,000 shares of our common stock, and warrants to purchase an additional 1,142,500 shares of our common stock, with new and existing institutional and other accredited investors. For further information about the terms of this agreement, please see the disclosure under Item 1.01 above.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits

         99.1     Securities Purchase Agreement, dated December 23, 2005
         99.2     Form of Registration Rights Agreement
         99.3     Form of Warrant
         99.4     Press release, released December 27, 2005


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 27, 2005            MICROISLET, INC.


                                      By:  /s/ John F. Steel IV
                                           --------------------
                                            John F. Steel IV
                                            Chairman and Chief Executive Officer


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